Exhibit 10.17

THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of April 28, 2009 by and among

BRODER BROS., CO., a Michigan corporation, as Lead Borrower for the Borrowers named herein (in such capacity, the “Lead Borrower”);

The BORROWERS party hereto;

The GUARANTORS party hereto;

The LENDERS party hereto;

BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders;

BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders; and

BANK OF AMERICA, N.A., as Issuing Bank and Swingline Lender;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Guarantors, the Lenders, the Administrative Agent, and the Collateral Agent, among others, have entered into that certain Amended and Restated Credit Agreement dated as of August 31, 2006 (as amended, restated, modified or supplemented and in effect, the “Credit Agreement”); and

WHEREAS, the Borrowers, the Guarantors, the Agents and the Required Lenders have agreed to amend the Credit Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto hereby agree as follows:

1.	Capitalized Terms. All capitalized terms not otherwise defined herein shall have the same meaning as in the Credit Agreement, as applicable.

2.

Representations and Warranties. Each Loan Party hereby represents and warrants that, after giving effect to this Amendment, (i) no Default or Event of Default by the Loan Parties exists under the Loan Documents, and (ii) all representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) as of such date.

3.	Amendments to Credit Agreement. The Credit Agreement is hereby amended by deleting Section 6.06(c) thereof in its entirety and by substituting the following in its stead:

“(c) Redeem, repurchase or otherwise prepay, or make any payments, directly or indirectly, of any principal amounts or interest under the Exchange Notes (other than payment in kind interest) or pay any consent fee in cash other than the consent fee payable in cash upon the closing of the Exchange Offer as described in the Exchange Notes Term Sheet, provided that, on or after October 1, 2009, the Loan Parties may make payments in cash (after the closing of the Exchange Offer) in respect of any consent fees which are required under the terms of the Exchange Debt Documents so long as either (i) such payments are funded solely with the proceeds of a Designated Equity Issuance or (ii) after giving effect to such payment, Excess Availability is equal to or greater than $10,000,000; and provided further that, after December 31, 2009, the Loan Parties may make cash interest payments which are required under the terms of the Exchange Debt Documents so long as either (i) such payments are funded solely with the proceeds of a Designated Equity Issuance or (ii) (x) average daily Excess Availability for the 45 day period immediately preceding such payment, calculated on a pro forma basis after giving effect to such payment, is equal to or greater than $20,000,000, and (y) after giving effect to such payment, Excess Availability is equal to or greater than $20,000,000. For purposes of this Section 6.06(c), there shall be deducted from Excess Availability (i) the aggregate amount of all the outstanding and unpaid trade payables and other obligations of the Loan Parties which are not paid within 30 days past the due date according to their original terms of sale, in each case as of such date of determination, and (ii) without duplication of clause (i) above, the amount of checks issued by any Loan Party to pay trade payables and other obligations which are not paid within 30 days past the due date according to the original terms of sale, in each case as of such date of determination, but which either have not yet been sent or are subject to other arrangements which are expected to delay the prompt presentation of such checks for payment. For the avoidance of doubt, in no event shall any refinancing permitted by Section 6.01(b) constitute a redemption, repurchase, prepayment or payment in respect of the Senior Notes for any purpose under Sections 6.06 or 6.09.”

4.	Conditions to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent have been fulfilled or waived to the satisfaction of the Agents:

a.	This Amendment shall have been duly executed and delivered by the Loan Parties and the Required Lenders, and the Administrative Agent shall have received a fully executed copy hereof.

b.	All action on the part of the Loan Parties necessary for the valid execution, delivery and performance by the Loan Parties of this Amendment shall have been duly and effectively taken.

c.	After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

5.	Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their heirs, representatives, successors and permitted assigns.

6.	Expenses. The Loan Parties shall reimburse the Agents for all reasonable out-of-pocket expenses incurred in connection herewith, including, without limitation, reasonable attorneys’ fees, in each case to the extent provided in the Credit Agreement.

7.	Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and together which shall constitute but one and the same instrument. Delivery of a counterpart via facsimile or electronic transmission shall constitute delivery of an original counterpart.

8.	Governing Law. This Amendment shall be construed, governed, and enforced pursuant to the laws of the State of New York (without giving effect to conflicts of law principles).

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as a sealed instrument as of the date first above written.

BRODER BROS., CO., as Lead Borrower and as a Borrower

By:	/s/ Martin J. Matthews
Name:	Martin J. Matthews
Title:	Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Issuing Bank, a Lender and Swingline Lender

By:	/s/ Gregory Kress
Name:	Gregory Kress
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as Syndication Agent and a Lender

By:	/s/ David J. Waugh
Name:	David J. Waugh
Title:	Vice President

COMERICA BANK, as a Co-Documentation Agent and a Lender

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as a Co-Documentation Agent and a Lender

By:
Name:
Title:

WELLS FARGO FOOTHILL, LLC, as a Lender

By:
Name:
Title: